Filed Pursuant to Rule 424(b)(3)
Registration No. 333-138796

PROSPECTUS SUPPLEMENT NO. 3
Dated May 19, 2009

3,272,400 SHARES
SIGA Technologies, Inc.

This Prospectus Supplement amends and supplements the Prospectus dated December 5, 2006, as previously amended and supplemented by that certain Prospectus Supplement No. 1, dated May 16, 2007 and that certain Prospectus Supplement No. 2, dated February 24, 2009 (collectively, the “Prospectus”) of SIGA Technologies, Inc. (“SIGA”) relating to the offer and sale from time to time by certain selling stockholders of up to 3,272,400 shares of common stock, par value $.0001 per share (the “Shares”).  This number of Shares represents the aggregate of 2,000,000 shares issued and 1,000,000 shares underlying warrants issued pursuant to a securities purchase agreement dated October 19, 2006, between SIGA and certain investors thereto, as well as 136,200 shares underlying warrants issued pursuant to an Exclusive Finder's Agreement dated November 1, 2005, between SIGA and The Shemano Group, Inc., and 136,200 shares underlying warrants issued pursuant to a Finder's Agreement dated October 19, 2006, between SIGA and Empire Financial Group, Inc. This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus. This Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus.

Investing in our Shares involves a high degree of risk. See “Risk Factors” beginning on page 6 of the Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

One of the selling stockholders, Empire Financial Group Inc. (“Empire”), transferred a warrant to purchase certain Shares to Warrant Strategies Fund, L.L.C. (“WSF”) in May 2009.  The purpose of this Prospectus Supplement is to amend the Selling Stockholders table in order to reflect the transfer of such underlying Shares from Empire to WSF.  Accordingly, this Prospectus Supplement No. 3 amends the Selling Stockholders table beginning on page 16 in the Prospectus by deleting the Empire line and by updating the WSF line in the Selling Stockholders table to include the Shares underlying the transferred warrant from Empire.  All other information in the Prospectus shall remain unchanged.  Percentage of beneficial ownership was calculated based on 36,240,495 Shares outstanding as of April 25, 2009.

	Shares Beneficially Owned Prior to Offering		Shares Being Offered	Shares Beneficially Owned After Offering

	Number	Percent		Number	Percent

Name of Beneficial Owner

Warrant Strategies Fund, L.L.C.	59,790	*	59,790	--	0.0%

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* Less than 1.0%